CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 56 to the Registration Statement (Form N-1A Nos. 333-100610 and 811-21236) of our report dated November 24, 2020 on the financial statements and financial highlights of BNY Mellon International Core Equity Fund (one of the funds constituting BNY Mellon Stock Funds) (the “Fund”) included in the Fund’s annual report for the fiscal year ended September 30, 2020.

/s/ ERNST & YOUNG LLP

New York, New York
January 25, 2021